Exhibit 4.6

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE, dated as of June 30, 2022 (the “Supplemental Indenture”), among Amcor Finance (USA), Inc., a Delaware corporation (herein called the “Former Issuer”), Amcor Flexibles North America, Inc., a Missouri Corporation (herein called the “Substitute Issuer”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee under the Indenture (as defined below) (herein called the “Trustee”).

RECITALS

The Former Issuer, Amcor Pty Ltd (formerly known as Amcor Limited, the “Parent Guarantor”) and Amcor UK Finance plc (the “Initial Subsidiary Guarantor” and, together with the Parent Guarantor, the “Guarantors”) and the Trustee have entered into an Indenture dated as of April 28, 2016, as amended and/or supplemented from time to time (herein called the “Indenture”), providing for the issuance of Securities, including the Former Issuer’s (a) 3.625% Guaranteed Senior Notes due 2026 and (b) 4.500% Guaranteed Senior Notes due 2028. Capitalized terms used but not defined in this Supplemental Indenture have the same meaning provided in the Indenture.

Section 901 of the Indenture provides that, without the consent of any Holders, the Former Issuer, when authorized by a Board Resolution of the Former Issuer, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form reasonably satisfactory to the Trustee, to evidence the succession or substitution of another Person to the Former Issuer and the assumption by any such successor of the covenants of the Former Issuer in the Indenture and in the Securities.

The entry into this Supplemental Indenture by the Former Issuer, the Substitute Issuer and the Trustee is in all respects authorized by the provisions of the Indenture.

All things necessary to make this Supplemental Indenture a valid agreement of the Former Issuer, the Substitute Issuer and the Trustee and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, the Former Issuer, the Substitute Issuer and the Trustee each hereby agree as follows:

ARTICLE ONE

Section 101. Substitution of the Issuer under the Indenture.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Substitute Issuer hereby agrees with the Former Issuer, the Guarantors, the Trustee and the Holders of any Securities Outstanding under the Indenture that concurrently with the execution and delivery of this Supplemental Indenture by the Substitute Issuer that it shall become the Issuer for the purposes of the Indenture and for purposes of all amounts due and owing on the Securities Outstanding under the Indenture. In connection therewith, the Substitute Issuer assumes the covenants of the Former Issuer in the Indenture and in the Securities.

Section 102. Submission to Jurisdiction; Appointment of Agent for Service of Process.

The Substitute Issuer hereby appoints C T Corporation acting through its office at 28 Liberty Street, New York, New York, 10005, as its authorized agent (the “Authorized Agent”) upon which process may be served in any legal action or proceeding against it with respect to its obligations under the Indenture instituted in any federal or state court in the Borough of Manhattan, The City of New York by the Holder of any Security and agrees that service of process upon such authorized agent, together with written notice of said service to the Substitute Issuer by the Person serving the same addressed as provided in Section 102 hereof, shall be deemed in every respect effective service of process upon the Substitute Issuer in any such legal action or proceeding, and the Substitute Issuer hereby irrevocably submits to the non-exclusive jurisdiction of any such court in respect of any such legal action or proceeding and waives any objection it may have to the laying of the venue of any such legal action or proceeding. Such appointment shall be irrevocable until all amounts in respect of the principal of and any premium and interest due and to become due on or in respect of all the Securities issued under the Indenture have been paid by the Issuer or a Guarantor, as the case may be, to the Trustee pursuant to the terms thereof, the Securities and the Guarantees. Notwithstanding the foregoing, the Substitute Issuer reserves the right to appoint another Person located or with an office in the Borough of Manhattan, The City of New York, selected in its discretion, as a successor Authorized Agent, and upon acceptance of such appointment by such a successor the appointment of the prior Authorized Agent shall terminate. The Substitute Issuer shall give notice to the Trustee and all Holders of the appointment by it of a successor Authorized Agent. If for any reason C T Corporation ceases to be able to act as the Authorized Agent or to have an address in the Borough of Manhattan, The City of New York, the Substitute Issuer will appoint a successor Authorized Agent in accordance with the preceding sentence. The Substitute Issuer further agrees to take any and all action, including the filing of any and all documents and instruments as may be necessary to continue such designation and appointment of such agent in full force and effect until the Indenture has been satisfied and discharged in accordance with Article Four or Article Twelve thereof Service of process upon the Authorized Agent addressed to it at the address set forth above, as such address may be changed within the Borough of Manhattan, The City of New York by notice given by the Authorized Agent to the Trustee, together with written notice of such service mailed or delivered to the Former Issuer, the Substitute Issuer and the Guarantors shall be deemed, in every respect, effective service of process on the Substitute Issuer.

Section 103. The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Former Issuer and the Substitute Issuer.

ARTICLE TWO

Provisions of General Application

Section 201. Effective Date.

This Supplemental Indenture takes effect when each party has executed one counterpart of this deed, whether the same or different counterparts (the “Effective Date”). As of the Effective Date, the Substitute Issuer shall be deemed to be the Issuer under the Indenture.

Section 202. Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York (including, without limitation, Section 5-1401 of the New York General Obligations Law or any successor to such a statute), excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State; provided, however, that the authorization and execution of this Supplemental Indenture by and on behalf of the Substitute Issuer, shall be governed by the laws of Missouri.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 203. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

AMCOR FINANCE (USA), INC.

By:	/s/ Robert Mermelstein		By:	/s/ Sara Mattsson
	Name:	Robert Mermelstein		Name:	Sara Mattsson
	Title:	President		Title:	Vice President, Chief Financial Officer & Treasurer

AMCOR FLEXIBLES NORTH AMERICA, INC.

By:	/s/ Robert Mermelstein		By:	/s/ Louis Fred Stephan
	Name:	Robert Mermelstein		Name:	Louis Fred Stephan
	Title:	Vice President, Tax		Title:	President

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee, Registrar and Paying Agent

By:	/s/ Jeffrey Schoenfeld		By:	/s/ Kathryn Fischer
	Name:	Jeffrey Schoenfeld		Name:	Kathryn Fischer
	Title:	Vice President		Title:	Vice President